Exhibit 99.08

Pazoo and Grey Sky Films Create First Pazoo Television Commercial

Cedar Knolls, NJ, August 14, 2013 Pazoo, Inc., (OTCQB Symbol: PZOO; German WKN#: A1J3DK) is pleased to announce that it has finished a television commercial with Grey Sky Films, located in Rockaway, New Jersey.  To view the commercial please go to the following link www.pazoo.com/about-us

Grey Sky Films is a Video Marketing Agency located in Rockaway, New Jersey, that specializes in creating branded video content for company websites and social media marketing.  Grey Sky Films creates and produces video content inspired by a company’s specific brand for use on web, marketing and social media. Grey Sky Films is a strategic resource for brands looking to harness the power of video.

Grey Sky Films provides all levels of pre-production, production, and post-production services. Their capabilities range from concept development and scripting, to casting and location scouting, to full-scale productions and post-production.  Grey Sky Films is a team of passionate filmmakers who love to put their creativity to use by creating videos that help companies market themselves.  To learn more about Grey Sky Films please visit www.greyskyfilms.com

Creative Director and Co Founder of Grey Sky Films, Chris Vaglio, said “Here at Grey Sky Films, we were excited to work with a new cutting edge Health and Wellness company like Pazoo. As a video marketing agency, the importance of video to display your message for any company is crucial.  It is evident that Pazoo is taking the necessary steps to empower the public with educational, interesting, and dynamic information.  We look forward to working Pazoo again in the near future.”

Pazoo, Inc. CEO, David Cunic, stated “We are very pleased with our new relationship with Grey Sky Films and we look forward to further productions with them and their ability to improve our marketing efforts. We have now put together several content and marketing arrangements and expect to continue adding to our relationships in anticipation of a big 4th quarter and run into 2014.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: August 14, 2013